EXHIBIT 51

                        IN THE COURT OF COMMON PLEAS
                           CUYAHOGA COUNTY, OHIO

--------------------------------------x
FIRST UNION REAL ESTATE EQUITY AND    :    CASE NO. 347063
MORTGAGE INVESTMENTS,                 :
                                      :
                                      :
                  Plaintiff,          :
                                      :
            v.                        :    JUDGE TIMOTHY J. McGINTY
                                      :
GOTHAM PARTNERS, L.P., et al.,        :    DEFENDANTS' MOTION FOR
                                      :    PRELIMINARY INJUNCTION
                                      :
                                      :
                  Defendants and      :
                  Counterclaimants.   :
                                      :
--------------------------------------x

          Gotham Partners, L.P. and Gotham Partners, II, L.P. (together, "Gotham"), hereby move, pursuant to Rule 65(B) of the Ohio Rules of Civil Procedure, for a preliminary injunction (1) requiring that First Union Real Estate Equity and Mortgage Investments (including any and all of its Trustees, officers, agents, servants, employees, attorneys and those persons in active concert or participation with them) ("First Union"), submit Gotham's proposal and nominees (as described in its proxy statement, attached as Exhibit E to Gotham's Brief in Support of Motion for Preliminary Injunction (the "Brief"), submitted herewith), to a shareholder vote at First Union's special meeting of shareholders on May 19 (the "Special Meeting"); (2) requiring that First Union permit Gotham to vote all of its shares of beneficial interest of First Union at the Special Meeting and prohibiting First Union from taking any action to prevent the inspector of elections at that Special Meeting from counting and certifying Gotham's votes; and (3) requiring First Union to otherwise comply with the procedures, set forth in Exhibit A attached to the Brief, proposed by Gotham to ensure an orderly and fair meeting.

          Despite two prior rulings of this Court supporting Gotham's right to propose that shareholders expand the First Union Board and its right to propose nominees to fill Board seats, First Union has consistently evidenced its intention to disenfranchise Gotham and to keep Gotham's proposal and nominees from reaching the First Union shareholders, in an attempt to protect entrenched management. As recently as May 7, 1998, First Union refused to confirm that it would present Gotham's proposal and nominees or allow Gotham's shares to be voted at the Special Meeting.

          The reasons in support of this motion are more fully set forth in the Brief which, together with its supporting materials, including the Affidavit of Edward McCarthy dated May 13, 1998, is incorporated herein by reference.

                                    Respectfully submitted,

OF COUNSEL:                         /s/ David C. Weiner
                                    ------------------------------
                                    David C. Weiner (0013351)
HAHN LOESER & PARKS LLP             Michael J. Garvin (0025394)

                                    3300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio  44114-2301
                                    (216) 621-0150

                                                - and -

OF COUNSEL:
                                    /s/ John Sullivan
                                    ------------------------------
FRIED, FRANK, HARRIS, SHRIVER       John Sullivan
  & JACOBSON
(A Partnership Including            24th Floor
Professional Corporations)          One New York Plaza
                                    New York, New York  10004-1980
                                    (212) 859-8000


                                    Attorneys for Defendants-Movants

                        IN THE COURT OF COMMON PLEAS
                           CUYAHOGA COUNTY, OHIO



 ...............................................x
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE    :  CASE NO. 347063
INVESTMENTS,                                   :
                                               :
                           Plaintiff,          :
                  v.                           :  JUDGE TIMOTHY J. McGINTY
                                               :
GOTHAM PARTNERS, L.P., et al.,                 :  DEFENDANTS' BRIEF IN
                                               :  SUPPORT OF MOTION FOR
                           Defendants and      :  PRELIMINARY INJUNCTION
                           Counterclaimants.   :
                                               :
                                               :
 ...............................................x



                                INTRODUCTION
                                ------------

          With utter disregard for shareholders and this Court, the Trustees and management of First Union Real Estate and Mortgage Investments ("First Union" or the "Trust") have continued in their quest to thwart the corporate electoral process and to deprive Gotham Partners, L.P. ("Gotham") of its rights under First Union's governing documents. Most recently, First Union has refused to agree to permit Gotham's proposal and nominees to be put to a shareholder vote at the May 19 shareholders' meeting (the "Special Meeting") or to allow Gotham to vote its shares at that meeting.

          The Special Meeting is now less than one week away. Gotham thus seeks an injunction requiring that First Union: (1) put Gotham's proposal and nominees to a shareholder vote at the Special Meeting; (2) permit Gotham to vote its First Union shares; and (3) otherwise comply with the procedures set forth in Exhibit A attached hereto (the "Procedures") at the Special Meeting. These Procedures are designed to ensure a fair and orderly process at the Special Meeting, for the benefit of the shareholders, who are entitled to a legitimate and fair election on May 19.

                             STATEMENT OF FACTS
                             ------------------

          As this Court is aware, on January 16, 1998, First Union filed a complaint against Gotham seeking a declaratory judgment and permanent injunctive relief concerning Gotham's rights as a First Union shareholder, Gotham's standing to make a proposal and put forth nominees at the Company's April 14, 1998 annual meeting, and Gotham's purported violations of the Trust's Declaration and By-Laws. This Court denied First Union's motion for a preliminary injunction in a Judgment Entry issued on March 27 (the "Judgment Entry," attached hereto as Exhibit B), and held that "[a]ll the shareholders should have a fair opportunity to decide the direction of their corporation at the April 14, 1998 annual meeting." Id. at 13.

          Virtually immediately after this Court issued the Judgment Entry, First Union issued a press release in which it announced, among other things, its intention to postpone the annual meeting and in which its Chief Executive Officer James Mastandrea stated that continued litigation was necessary to reach a "real decision" on the issues in the case. Exhibit C. In response, Gotham filed a motion for a preliminary injunction to, among other things, restrain First Union from taking any steps to delay the conduct of the annual meeting. On March 31, the parties agreed and this Court ordered that the Special Meeting will be held on May 19, 1998, in lieu of the annual meeting. Exhibit D.

          Since that time, First Union has shown no sign that, despite the Court's rulings, it has abandoned its intention to keep Gotham's proposal and nominations(FN1) from the First Union shareholders and to prevent Gotham from voting its shares at the Special Meeting. In particular, First Union's proxy statement dated April 8, 1998, characterizes Gotham as "purported beneficiaries"; states that Gotham "would propose to introduce the Gotham Proposal" and if adopted "would propose to nominate the Gotham nominees"; and recommends to shareholders that "[i]f applicable . . . [they] vote against the Gotham proposal and against electing the Gotham nominees." Exhibit F at 3 (emphasis added).

-----------------------
[FN]
1    Gotham's   proposal  and  nominations  are  set  forth  in  its  proxy statement, attached as Exhibit E.

          After reviewing this proxy statement, Gotham became concerned that First Union intended to flout this Court's Judgment Entry and deny shareholders the ability to vote on Gotham's proposal and nominations. Thus, on April 29, Gotham sent a letter to First Union seeking the Trust's agreement to adhere to certain procedures at the Special Meeting. Exhibit
G. These procedures provided, among other things, that First Union would present Gotham's nominees and proposal and would not interfere with Gotham's voting rights. These procedures are reasonable and appropriate, particularly in the context of a contested election. See Affidavit of Edward McCarthy (sworn to May 13, 1998) (the "McCarthy Affidavit") P. 8. Gotham also requested that the Board take action in advance of the Special Meeting to approve the Gotham nominees. Exhibit G.

          On May 1, First Union sent a letter to Gotham in which it failed to agree to any procedures governing the conduct of the Special Meeting and failed to approve Gotham's nominees. Exhibit H. On May 6, Gotham sent a letter to First Union reiterating its requests made on April 29. Exhibit I.

          On May 7, First Union responded, stating that its Trustees would not approve Gotham's nominees and attaching a revised version of the Procedures. Exhibit J. Critically, First Union's revised Procedures indicate that First Union still refuses to agree that Gotham's proposal and nominees will be presented at the Special Meeting and still refuses to agree that Gotham has the right to vote its shares at the Special Meeting.

          It thus appears that, absent a further order from this Court granting Gotham a preliminary injunction, First Union has no intention of allowing a shareholder vote to proceed on Gotham's proposal and nominees and has every intention of stripping Gotham of its right to vote at the Special Meeting.

          First Union's shareholders have been submitting proxies for weeks, many are likely to make the trip to Cleveland to attend the Special Meeting on May 19, at great expense and inconvenience, and all expect to be able to exercise their right to corporate democracy on that date, and to change the direction of First Union if they so choose. See McCarthy Affidavit P. 7. Gotham already has received proxies for approximately 9.4 million votes in favor of Gotham's proposal and nominees, while First Union's nominees and proposals have garnered proxies representing fewer than one million votes. Id. at P. 4. It would defy both equity and common sense to permit the Special Meeting to proceed without rules to ensure that a legitimate election will be held on May 19, which is precisely what will happen without this Court's intervention. Id. P.P. 7-8.


                                  ARGUMENT
                                  --------

          Despite months of litigation that should have been concluded with the Judgment Entry, First Union refuses to accept that Gotham has the legal right to put its proposal and nominees to a vote of First Union shareholders. On the contrary, as described above, as late as May 7 First Union rejected Gotham's right to put forth its slate of nominees, its proposal to expand the Board, and Gotham's right to vote its shares.

          It is self-evident that if Gotham is not allowed to take advantage of its rights to present its proposal and nominees and to vote its shares, it will be irreparably harmed. See, e.g., Int'l Banknote Co. v. Muller (S.D.N.Y. 1989), 713 F. Supp. 612, 623 ("management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board"); R.D. Hubbard v. Hollywood Park Realty Enters., Inc. (Del. Ch. 1991), 1991 Del. Ch. LEXIS 9, at *18 ("the unadorned right to cast a ballot in a contest for office, a vehicle for participatory decision making and exercise of choice, is meaningless without the right to participate in selecting contestants"). The only way to ensure that Gotham will have its opportunity to effect the change in control that is its right as a First Union shareholder is by an order of this Court.

          First Union's tenacious refusal to agree at this late date in the parties' proxy contest to put Gotham's proposal and nominees to a shareholder vote or to agree to allow Gotham to vote its shares at the Special Meeting are blatant entrenchment tactics. These tactics violate the Declaration and By-Laws and well-settled principles of corporate law, and represent a breach of the Trustees' fiduciary duties. See, e.g., Schnell v. Chris-Craft Indus., Inc. (Del. 1971), 285 A.2d 437, 439.

          First Union has already argued before this Court -- and resoundingly lost -- that Gotham's proposal to enlarge the Board of Trustees violates the Declaration of Trust or the By-Laws. E.g., Exhibit B at 12. This Court also soundly rejected First Union's efforts to disenfranchise Gotham by nullifying Gotham's voting rights. Id. at 13 ("First Union's management's efforts to disenfranchise Gotham do not appear to be designed to protect First Union's REIT status but rather management.").

          Gotham has spent millions of dollars and focused significant attention on the current proxy contest with First Union and will be irreparably harmed if its opportunity to vote and to put forth its proposal and slate of nominees at the Special Meeting is denied or delayed. Moreover, First Union's shareholders are certain to be harmed by the lost opportunity to change management now, since that management is clearly acting solely out of self-interest and in violation of its fiduciary duties. Gotham therefore requests that this Court grant Gotham the relief it requests and order First Union to comply with the terms of the proposed Judgment Entry submitted herewith.


                                            Respectfully submitted,




OF COUNSEL:                                 /s/ David C. Weiner
                                            ------------------------------
                                            David C. Weiner (0013351)
HAHN LOESER & PARKS LLP                     Michael J. Garvin (0025394)

                                            3300 BP America Building
                                            200 Public Square
                                            Cleveland, Ohio  44114-2301
                                            (216) 621-0150

                                                         - and -

OF COUNSEL:                                 /s/ John Sullivan
                                            ------------------------------
FRIED, FRANK, HARRIS, SHRIVER               John Sullivan
  & JACOBSON
(A Partnership Including Professional       24th Floor
     Corporations)                          One New York Plaza
                                            New York, New York  10004-1980
                                            (212) 859-8000
                                            Attorneys for Defendants-Movants




                           CERTIFICATE OF SERVICE





          I  hereby  certify  that  a  copy  of the  foregoing  Motion  for
Preliminary Injunction, Brief in Support of Motion for Preliminary Injunction, Proposed Judgment Entry, and Affidavit of Edward McCarthy were duly served by messenger upon Frances Floriano Goins, Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for plaintiff, this 14th day of May, 1998.


                                     /s/ Thomas A. Cunniff
                                     -------------------------------------
                                     One of the Attorneys for Defendants